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                                                                     EXHIBIT 5.1

[Cooley Godward LLP Letterhead]



October 9, 1996

Hot Topic, Inc.
3410 Pomona Boulevard
Pomona, California 91768

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Hot Topic, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of 931,795 shares of the Company's Common Stock, no par value (the "Shares"), including 391,875 shares issuable pursuant to outstanding stock options under the Company's 1996 Equity Incentive Plan (the "Equity Plan"), 346,500 additional shares available for grant under the Equity Plan, 13,420 shares issuable pursuant to outstanding stock options (the "Options") issued outside the Equity Plan, 23,334 shares available for grant under the Company's 1996 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"), 6,666 shares issuable pursuant to outstanding stock options under the Directors' Plan, and 150,000 shares available for grant under the Company's Employee Stock Purchase Plan (the "Stock Purchase Plan").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Articles of Incorporation, as amended, and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and the Equity Plan, the Options, the Directors' Plan or the Stock Purchase Plan, as the case may be, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

/s/ M. WAINWRIGHT FISHBURN, JR.
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M. Wainwright Fishburn, Jr.